Exhibit 99

Contact:

Stephen S. Galliker

Executive Vice President, Finance & Administration, Chief Financial Officer

Dyax Corp.

(617) 250-5733

sgalliker@dyax.com

Sondra Henrichon

Director Investor Relations and Corporate Communications

Dyax Corp.

(617) 250-5839

shenrichon@dyax.com

Dyax Corp. Announces Common Stock Offering

CAMBRIDGE, MA, December 31, 2003 -  Dyax Corp. (NASDAQ:  DYAX) announced today that it has agreed to sell 5,220,000 shares of its common stock in an underwritten public offering.  Pursuant to the terms of the underwriting agreement, the shares will be offered to the public at a price per share of $7.93, which is based on the 5 trading day average closing price of Dyax common stock through December 30, 2003.  The company also granted the underwriter a 30-day option to purchase an additional 780,000 shares.  All of the shares to be sold are being offered by the company.

The proceeds of the financing will be used for general corporate purposes, including funding Dyax’s ongoing clinical trials and operations.  Pacific Growth Equities, LLC is acting as underwriter for the offering.  A copy of the prospectus and accompanying prospectus supplement relating to the offering can be obtained from Pacific Growth Equities, LLC at 1 Bush Street, San Francisco, CA  94104.  The offering was made under a shelf registration statement previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of antibodies, small proteins and peptides as therapeutic products for unmet medical needs, particularly in the areas of inflammation and oncology.

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